UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 6, 2014

SFX Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36119	90-0860047
(Commission File Number)	(IRS Employer Identification No.)

430 Park Avenue, 6th Floor
New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(646) 561-6400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                           Other Events.

As previously reported, on December 12, 2013, SFX Entertainment, Inc. (the “Company”) entered into a letter of credit and reimbursement agreement (the “LC Agreement”) with Deutsche Bank AG (“Deutsche Bank”) in which Deutsche Bank issued an irrevocable standby letter of credit providing approximately $66.0 million of financing required for the Company to exercise its option to acquire a forty percent (40%) interest in Rock World S.A. (“Rock World”), a Brazilian company engaged in the entertainment business, including the organization of music festivals held under the “Rock in Rio” name.  In connection with the LC Agreement, Mr. Robert F.X. Sillerman, the Company’s Chief Executive Officer and Chairman, entered into a guarantee agreement (the “LC Guarantee”) with Deutsche Bank, dated December 12, 2013, pursuant to which he personally guaranteed all of the Company’s obligations under the LC Agreement and agreed, at all times during the term of the LC Agreement, to deposit a minimum of $10.0 million with Deutsche Bank.  Prior to entering into the LC Agreement, the Board of Directors of the Company formed a special committee (the “Independent Committee”) comprised solely of independent directors that determined that the Company will compensate Mr. Sillerman for entering into the LC Guarantee and that the Independent Committee shall determine the amount and type of such consideration.

On February 4, 2014, the Company issued $220.0 million aggregate principal amount of its 9.625% second lien senior secured notes due 2019 and used a portion of the net proceeds to fund the purchase of Rock World on February 12, 2014.  Subsequently, the LC Agreement, the irrevocable standby letter of credit, and the LC Guarantee were cancelled as of February 12, 2014.

Following the cancellation of the LC Guarantee, Mr. Sillerman notified the Independent Committee that he would not accept compensation from the Company with respect to providing his personal guaranty of the Company’s obligations under the letter of credit, notwithstanding the Independent Committee’s prior determination that Mr. Sillerman was entitled to some form of compensation for his personal guaranty.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SFX ENTERTAINMENT, INC.

Date: March 6, 2014	By:	/s/ Robert F.X. Sillerman
Robert F.X. Sillerman
Chief Executive Officer and Director